March 8, 2024

Joseph Zwillinger

Re:    Transition and Special Advisor Agreement
Dear Joey:
The Board of Directors (the “Board”) of Allbirds, Inc. (“Allbirds” or the “Company”) thanks you for your vision and hard work in co-founding the Company and for your vital leadership of the Company over the years. We are pleased that, even though you no longer will serve as Chief Executive Officer, you will provide services to the Company in a non-employee special advisory role (the “Advisory Role”) and will also remain a member of the Board.
This letter agreement (the “Agreement”) describes the terms applicable to your ceasing to be a Company employee and officer, your service to the Company in the Advisory Role, and your remaining on the Board. Please sign and return this Agreement to the Company on or before March 30, 2023 (the “Execution Deadline”). This Agreement will become effective on the 8th day after it has been signed by both you and a duly authorized representative of the Company (the “Effective Date”), except that this Agreement will not become effective if, prior to that 8th day, you or the Company revoke this Agreement.
1.Roles. Your service as Chief Executive Officer of the Company will terminate as of March 15, 2024 (the “Transition Date”), and you will continue to be employed by the Company until May 20, 2024 (the “Separation Date”). During the period from the Transition Date to the Separation Date (the “Transition Period”), you shall assist with the transition of your duties and obligations to your named successor. During the Transition Period you shall continue to receive the same base salary (currently $375,000 per annum) and shall be entitled to receive the same employee benefits you have as of the Transition Date. Notwithstanding the foregoing, you hereby agree that you shall not be entitled to participate in Allbirds’s annual performance-driven bonus program with respect to the 2024 fiscal year.
a.Advisory Role. Effective May 20, 2024, you will commence service to Allbirds in the Advisory Role. Unless terminated earlier, the Advisory Role will terminate on December 31, 2024 (the “Advisory Period”). During the Advisory Period you will provide advisory services as requested and specifically defined by the Board, which services will be related to ensuring a smooth transition following the appointment of Allbirds’ new Chief Executive Officer (the “New CEO”), aiding the New CEO, as specifically requested by the New CEO or the Board, and assisting in such other operational matters befitting your expertise and professional experience.
b.Board Service. Your service as a member of the Board will continue in accordance with the Company’s Amended and Restated by-laws.
2.Advisory Period Compensation and Benefits.    In consideration of your transition from service as a Company officer and employee and the services to be provided by you in the Advisory Role, you will be eligible to receive the following compensation and benefits set forth below.
a.Advisory Cash Fee. The Company will pay you a gross amount in cash equal to $187,500, less applicable taxes and withholdings, (the “Advisory Cash Fee”). The Advisory Cash Fee will be paid to you in 7 equal monthly installments, following the Separation Date and in accordance with the Company’s standard payroll practices. If your service in the Advisory Role terminates, no further portion of the Advisory Cash Fee will be made under this Section 2.a.

b.Benefit Payments. If you timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay directly to the carrier the full amount of COBRA premiums for continued group health plan coverage for you, and any of your spouse and/or dependents enrolled under a group health plan sponsored by the Company as of the Separation Date through December 31, 2024 (the foregoing payments, the “COBRA Payments”). If your service in the Advisory Role terminates, no further COBRA Payments will be made under this Section 2.b.
c.Treatment of Existing Equity Awards. All of your Company equity awards that are outstanding as of immediately prior to the Transition Date and that are subject to time-based vesting (“Time-Based Equity Awards”) will continue to vest pursuant to the terms of the applicable Company equity plan and the applicable award agreement, subject to your continued service to the Company as a member of the Board through the applicable vesting date (and subject to the following). Notwithstanding the preceding, any Company equity awards that are outstanding as of immediately prior to the Transition Date that are subject (in whole or in part) to performance-based vesting will vest only if and to the extent the performance goals specified in the applicable award agreement are achieved prior to the date on which your service to the Company as a member of the Board ceases, in addition to any time-based requirements. All of your equity awards remain subject to the terms and conditions of such applicable equity plans and award agreements (the “Stock Agreements”), except to the limited extent provided in this section 2.c. You agree that you are not eligible for any additional equity awards based on performance in 2024.
3.Acknowledgements. You acknowledge and agree that without this Agreement, you otherwise would not be entitled to the consideration set forth in Section 2 of this Agreement. You further acknowledge and agree that your transition into the Advisory Role will not entitle you to any severance or other post-employment benefits (for example, but without limitation, any severance, equity acceleration or post-employment benefits described in the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”)). You acknowledge that this Agreement replaces and supersedes any employment agreement entered into between you and the Company.
4.Resignation as Officer, Director and Employee. Effective as of the Transition Date, you will be deemed to have resigned from your role as an officer of the Company and of any subsidiary and of any other controlled entity of the Company, and as a member of the board of directors of any subsidiary and any other controlled entity of the Company, but you will continue to provide services to the Company as an employee up until the Separation Date and then in the Advisory Role and as a member of the Board. As a condition to receiving payments and benefits under this Agreement, you agree to provide your reasonable full cooperation to the Company in implementing such resignations (for example, but without limitation, by promptly signing and returning any documents provided by the Company necessary to effect or confirm your resignation).
5.Payment of Salary and Receipt of All Benefits. Within 30 days following the Separation Date, the Company shall pay to you any portion of your base salary through the Separation Date that remains unpaid, if any, any business expenses that have not been reimbursed by the Company as of the Separation Date that were incurred by you on or prior to the Separation Date. You acknowledge and agree that, other than as set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, equity awards, vesting, and any and all other benefits and compensation due to you. You acknowledge and agree that you are not entitled to any payments or benefits under the Severance Plan and that, effective as of the Separation Date, you will cease to be a participant in that plan.
6.Release of Claims.

a.General Release. You agree that the consideration in Section 2 of this Agreement, which you would not otherwise be entitled to receive, represents settlement in full of all outstanding obligations owed to you by the Company, its subsidiaries and other controlled entities, and you, individually and on behalf of your heirs, executors, administrators, representatives, attorneys, successors, and assigns, knowingly and voluntarily release and forever discharge the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns, both individually and in their business capacities, and their employee benefit plans and programs and the trustees, administrators, fiduciaries, and insurers of such plans and programs, both individually and in their business capacities (collectively, the “Released Parties”), to the full extent permitted by law, from any and all claims, liabilities and obligations, both known and unknown, asserted or unasserted, which you have or may have against the Released Parties as of the date of execution of this Agreement (collectively, the “Released Claims”).
b.Scope of Release. The Released Claims include, but are not limited to: (i) any and all claims relating to or arising from your employment relationship with the Company, the decision to terminate that relationship, and the termination of that relationship; (ii) all claims related to the Severance Plan, your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, sick time, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including, but not limited to, fair employment claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act of 1990; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974; The Immigration Reform and Control Act; The Age Discrimination in Employment Act of 1967; The Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Family and Medical Leave Act, the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the California Labor Code (as amended); the California Fair Employment and Housing Act (as amended); any and all rights and claims for fraud in the inducement related to this or any other agreement.
You understand and acknowledge that this waiver and release is knowing and voluntary. You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further understand and acknowledge that the Company advises you by this writing that: (a) you have the opportunity and should consult with an attorney prior to executing this Agreement; (b) you have twenty-one (21) days to consider whether you wish to execute this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (d) this Agreement shall not be effective until after the revocation period has expired. You acknowledge and understand that any revocation of this Agreement must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date.
You warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein. You agree that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not extend to any right you may have to unemployment compensation benefits, workers’ compensation benefits or vested benefits under the Company’s 401(k) plan. In addition, this release does not extend to any rights of indemnification you may have pursuant to any indemnification agreement, pursuant to the Company’s or its subsidiaries’ certificate of incorporation, bylaws, or other governing documents, or under any applicable D&O insurance policy with the Company, subject to the respective terms, conditions, and limitations of such indemnification agreement, certificate of incorporation, bylaws or governing document, or D&O insurance policy, in each case, as may be applicable.
You acknowledge and agree that this Agreement is a negotiated transition and special advisor agreement for which consideration does not constitute, in whole or in part, any employment related benefit, such as a bonus, raise, or employment.
7.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which the Company, or any of the other Released Parties is a party.
8.Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
9.Return of Company Property. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you agree to permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Notwithstanding the foregoing, you may retain Company materials relevant to your service to the Company as a member of the Board. Provided that you timely return this fully signed and dated Agreement to the Company and you fully comply with your obligations hereunder, the Company will, as an additional separation benefit and adequate consideration, allow you to keep any laptop computer and associated peripherals issued to you during your employment. You acknowledge and agree to comply with the terms of the Company’s insider trading policy to the extent such policy remains applicable to you.
10.Continuing Obligations. You acknowledge that, separate from this Agreement, you remain under continuing obligations to the Company under the terms of the Employee Confidential Information and Invention Assignment Agreement you executed in connection with your employment with the Company (the “Confidentiality Agreement”), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.
11.Breach. You acknowledge and agree that, notwithstanding any contrary provision of this Agreement, any material breach of Sections 9 or 10 of this Agreement will entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages, except as provided by law, provided that the Company shall provide to you written notice of any such breach and, to the extent such breach is curable, you shall be provided 10 business days to cure. You acknowledge and agree that the opportunity to receive the monetary consideration set forth in Sections 2 and the other promises and commitments of the Company under this Agreement will serve as full and complete consideration for the promises and obligations assumed by you under this Agreement.
12.Tax Liabilities. The Company makes no representations or warranties with respect to the tax liabilities or consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. All payments and benefits under this Agreement will be reduced by applicable tax and other withholdings and any such withholding shall be remitted to the applicable government authorities.
13.Protected Activity Not Prohibited. You understand that nothing in this Agreement will in any way limit or prohibit you from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” will mean: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights you may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit your participation in any legally protected activities, such as (v) making truthful statements in response to a subpoena or other legal process, (w) forming, joining, or supporting labor unions, (x) bargaining collectively through representatives of employees’ choosing, (y) discussing wages, benefits, or terms and conditions of employment, and (z) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of you or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA.

14.Section 409A. It is intended that this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities and ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. If and only to the extent necessary to avoid the imposition on you of an additional tax under Section 409A, payments or benefits under this Agreement will be delayed until six months and one day after you incur a “separation from service” under Section 409A (to the extent such payment or benefits otherwise would be paid within such six-month period). The Company and you will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to you under Section 409A. In no event will the Released Parties have any responsibility, liability or obligation to reimburse or indemnify you, or hold you harmless for any taxes that may be imposed, or other costs incurred, as a result of Section 409A.
15.General. This Agreement, the Confidentiality Agreement, and the Stock Agreements constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may be amended only in a writing signed by you and a duly authorized Company officer or director authorized by the Board to sign the amendment to this Agreement. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. This Agreement was the result of negotiations between the Parties and their respective counsel, if represented. In the event of vagueness, ambiguity, or uncertainty, this Agreement shall not be construed against the Party preparing it, but shall be construed as if both Parties prepared it jointly. In the event that any provision or any portion of any provision of this Agreement becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method shall be equivalent to original signatures.
Finally, we want to reiterate our thanks to you for your valuable service to the Company and your efforts in ensuring a smooth transition. We ask that you please execute and return this Agreement to the Company by the Execution Deadline.

Dated: March 8, 2024                    Joseph Zwillinger
                            __/s/ Joseph Zwillinger ________________

Dated: March 8, 2024                    Allbirds, Inc.

                            __/s/ Richard Boyce___________________

Richard Boyce
                            Lead Independent Director of the Board
7